Exhibit 23

Consent of Independent Auditors

The Board of Directors

General Electric Company

We consent to the incorporation by reference in the registration statements Nos. 333-59671, 333-46551, 33-50639, 33-61029, 33-61029-01 and 33-47085 on Form S-3; Nos. 333-49710, 333-01947 and 333-42442 on Form S-4; and Nos. 333-74415, 333-94101, 333-96287, 333-88233, 333-65781, 333-42695, 333-01953, 333-35922 and 2-84145 on Form S-8 of General Electric Company of our report dated February 2, 2001, relating to the consolidated financial position of General Electric Company and consolidated affiliates as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of General Electric Company.

KPMG LLP
Stamford, Connecticut

March 23, 2001